Exhibit 99.1

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

Cell: 410-474-8200

Stacey.Jurchison@PharmAthene.com

FOR IMMEDIATE RELEASE

BARDA ANNOUNCES MODIFICATION TO DEVELOPMENT APPROACH FOR
RECOMBINANT PROTECTIVE ANTIGEN ANTHRAX VACCINES

ANNAPOLIS, MD — December 7, 2009 — PharmAthene, Inc. (NYSE Amex: PIP) a biodefense company specializing in the development and commercialization of medical countermeasures against chemical and biological threats, announced today that the Department of Health and Human Services Biomedical Research and Development Authority (BARDA) has canceled its request for proposal (RFP) for Recombinant Protective Antigen Anthrax Vaccine for the Strategic National Stockpile (RFP BARDA 08-15).

PharmAthene was informed of BARDA’s decision during a meeting late Monday afternoon with BARDA representatives.  BARDA issued a press release after the close of the securities markets announcing that it will cancel RFP BARDA 08-15 because it did not believe vaccine developers submitting proposals in response to the request for proposal (RFP) could have product ready for FDA licensure within 8 years.  BARDA further announced that instead of re-issuing an RFP, it will request that existing anthrax “vaccine developers submit product development plans under special instructions to an existing broad agency announcement (BAA-BARDA-09-34) that supports the development of medical countermeasures for chemical, biological, radiological and nuclear threats.”  Dr. Robin Robinson, BARDA Director, stated in the press release, “We believe the broad agency announcement and the flexibilities it provides are well adapted to the further development of these products.  Anthrax preparedness remains one of our highest priorities so we will continue to address this threat using all of the authorities and resources at our disposal.”

“While we are disappointed by today’s news, we remain encouraged by BARDA’s continued support for the development of a second generation anthrax vaccine,” remarked David P. Wright, President and Chief Executive Officer.  “We will continue to work with BARDA to determine how to provide a next generation anthrax vaccine to the American public in the shortest period of time. PharmAthene’s rPA program will continue to advance under our existing development contract with BARDA, which was transferred from NIH on April 1, 2009.”

PharmAthene management will host a conference call on December 10, 2009 at 3:00 pm E.T. to provide an update on its rPA program.  The dial-in number for U.S. callers is 866-383-8108 and for international callers is 617-597-5343.  The participant passcode is 50815141.

A replay of the conference call will be available beginning at approximately 8:00 pm. Eastern Time on December 10, 2009 until approximately 11:59 p.m. Eastern Time January 10, 2010. The dial-in number from within the United States is 888-286-8010.  For international callers, the dial-in number is 617-801-6888.  The participant passcode is 67021476.

The webcast of the conference call will be available until January 10, 2010 and can be accessed from the company’s website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website.

About SparVax™

SparVax™ is a novel second generation recombinant protective (rPA) anthrax vaccine being developed for administration by intramuscular injection.  Phase I and Phase II clinical trials involving more than 700 healthy human subjects have been completed and showed that SparVax™ appears to be well tolerated and induces an immune response in humans.  These studies suggest that three doses of SparVax™, administered several weeks apart, should be sufficient to induce protective immunity.  In preclinical studies SparVax™ has also demonstrated the capability to protect rabbits and non-human primates against a lethal aerosol spore challenge of the anthrax Ames strain.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead product development programs include (1) SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine, (2) Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection, (3) Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents, (4) RypVax™ - a recombinant dual antigen vaccine for plague, and (5) a third generation rPA anthrax vaccine.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements. PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, including without limitation our bid related to SparVax(TM) under the DHHS Request for Proposals for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, there can be no assurance that the Company will be awarded further government funding to support development of its second generation anthrax vaccine.

For more information about PharmAthene, please visit www.PharmAthene.com.

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